Exhibit 22

THE NEW HOME COMPANY INC.

LIST OF SUBSIDIARY GUARANTORS

The Company 7.25% Senior Notes Due 2025 are guaranteed, on an unsecured basis, jointly and severally, by all of the Company's 100% owned subsidiaries set forth below. The guarantees are full and unconditional.

Subsidiary	State of Incorporation or Formation
TNHC Realty and Construction Inc.	Delaware
The New Home Company Southern California LLC	Delaware
TNHC-Santa Clarita GP LLC	Delaware
LR8 Investors, LLC	Delaware
LR8 Owner, LLC	Delaware
The New Home Company Northern California LLC	Delaware
Larkspur Land 8 Investors LLC	Delaware
Larkspur Land 8 Owner LLC	Delaware
TNHC-Calabasas GP LLC	Delaware
TNHC Grove Investment LLC	Delaware
TNHC Tidelands LLC	Delaware
TNHC Land Company LLC	Delaware
TNHC Canyon Oaks LLC	Delaware
TNHC Arizona LLC	Delaware
TNHC San Juan LLC	Delaware
DMB/TNHC LLC	Delaware
TNHC Arizona Marketing LLC	Delaware
TNHC-Arantine GP LLC	Delaware
TNHC Holdings LLC	Delaware
TNHC Holdings 1 LLC	Delaware